Exhibit 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of April 20, 2022 by and among Software Acquisition Group Inc. III, a Delaware corporation (“Parent”), Nuevo Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Branded Online, Inc. dba Nogin, a Delaware corporation (the “Company”), and amends that certain Agreement and Plan of Merger, dated as of February 14, 2022 (the “Merger Agreement”), by and among Parent, Merger Sub, and the Company (collectively, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, the Parties desire to amend the Merger Agreement pursuant to Section 9.13 of the Merger Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendments to the Merger Agreement. Effective as of the execution hereof,

(a) The definition of “Base Exchange Value” is amended by deleting “$546,000,000.00” and replacing it with “$551,000,000.00”.

(b) The definition of “Cash Consideration Amount” is amended by deleting “$20,000,000.00” and replacing it with “$15,000,000.00”.

2. No Further Amendment. The Parties agree that, except as provided herein, all other provisions of the Merger Agreement shall continue unmodified, in full force and effect and constitute legal and binding obligations of all parties thereto in accordance with its terms. This Amendment forms an integral and inseparable part of the Merger Agreement.

3. References. All references to the “Agreement” (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) in the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement (as amended hereby) and references in the Merger Agreement to “the date hereof,” “the date of this Agreement” and terms of similar import shall in all instances continue to refer to February 14, 2022.

4. Other Miscellaneous Terms. Sections 9.3 through 9.14, Section 9.16 and Section 9.17 of the Merger Agreement (as amended by this Amendment) shall apply mutatis mutandis to this Amendment, as if set forth in full herein.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

SOFTWARE ACQUISITION GROUP INC. III

By:	/s/ Jonathan Huberman
Name:	Jonathan Huberman
Title:	Chairman, CEO & CFO

[Signature Page to Amendment to Agreement and Plan of Merger]

NUEVO MERGER SUB, INC.

By:	/s/ Jonathan Huberman
Name:	Jonathan Huberman
Title:	Chairman, CEO & CFO

[Signature Page to Amendment to Agreement and Plan of Merger]

BRANDED ONLINE, INC. DBA NOGIN

By:	/s/ Jan Nugent
Name:	Jan Nugent
Title:	Chief Executive Officer

[Signature Page to Amendment to Agreement and Plan of Merger]